Exhibit 99.1

News Release

Worldwide Press Office:

312.997.8640

United Airlines Prices $659 Million Aircraft Financing

Generates $90 Million in New Liquidity

CHICAGO, Oct. 6, 2009 – United Airlines, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), announced today that it has priced its public offering of enhanced equipment trust certificates (“EETC”), to refinance an existing EETC facility that covers a number of the airline’s aircraft.

The $659 million financing has an interest rate of 10.40% and a final expected distribution date of November 1, 2016.

United intends to use the net proceeds to repay at par all of the $568 million aggregate principal amount related to its outstanding 2001-1 EETC, and will use the approximately $90 million of remaining net proceeds, after accounting for all transaction-related fees and expenses, for general corporate purposes. As a result of this transaction, principal payment obligations will be reduced in 2010 by approximately $215 million and in 2011 by approximately $100 million.

J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers, with Goldman, Sachs & Co. acting as a co-manager, for the offering.

The offering was made under the Company’s effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of United Air Lines, Inc or UAL Corporation. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

The offering will be made only by means of a prospectus supplement and related prospectus, copies of which may be obtained, when available, from sales representatives of: J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, (718) 242-8002; Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department (email:

World Headquarters 1200 East Algonquin Road Elk Grove Township, Illinois 60007 Mailing Address: Box 66100, Chicago, Illinois 60666

News Release

prospectus@morganstanley.com); and Goldman, Sachs & Co., 85 Broad Street, SC Level, New York, New York 10004, Attention: Prospectus Department, Toll-Free 1-866-471-2526, (e-mail: prospectus-ny@ny.email.gs.com). The Company’s registration statement, prospectus supplement and prospectus are also available on the SEC website at http://www.sec.gov.

This press release does not constitute notice of the Company’s intention to redeem the equipment notes related to its 2001-1 EETC. Such a notice will be provided only by the Company to the trustee with respect to such equipment notes. Any redemption of the equipment notes related to the 2001-1 EETC is subject to the successful completion of the offering described herein and market and other conditions.

About United

United (NASDAQ: UAUA) operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 916 destinations in 160 countries worldwide. United’s 48,000 employees reside in every U.S. state and in many countries around the world.

* Based on United’s forward-looking flight schedule for July 2009 to June 2010.

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The United Building, 77 West Wacker Drive, Chicago, Illinois 60601